OAKTREE CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

February 2006

I. INTRODUCTION

Oaktree Capital Management, LLC, an investment adviser registered with the U.S. Securities and Exchange Commission ("SEC"), provides investment management services to corporate pension funds, state and local government pension funds, foundations, endowments, other institutions and individuals. As used in this Code of Ethics, "Oaktree" refers to Oaktree Capital Management, LLC, and its subsidiaries and affiliated partnerships. Oaktree has designated Kristin Scott, Chief Compliance Officer, to explain and implement this Code of Ethics. In accordance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended ("Advisers Act"), Oaktree is required to maintain a Code of Ethics, distribute such Code and any amendments thereto to all required employees and review annually the effectiveness of its Code.

Standards of Conduct

This Code is based on the principle that the officers, directors and empl6ees of Oaktree owe a fiduciary duty to Oaktree's clients. This duty of care, integrity, honesty and good faith are expressed in the general guiding principles detailed below. All employees should conduct themselves in all circumstances in accordance with such general guiding principles.

•	You must at all times place the interest of Oaktree's clients before your own interests.
•

You must pay strict attention to potential conflicts of interests, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.

•

You must conduct all of your personal investment transactions in a manner consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

•	You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

Although it is sometimes difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, this Code contains several guidelines for proper conduct. However, the effectiveness of Oaktree's policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved and to the purposes of the Code in addition to the specific guidelines and examples set forth below. If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of Oaktree and those of Oaktree's clients, you should consult with Oaktree's Chief Compliance Officer immediately. Honesty at all times and in all things is an essential part of your responsibility to Oaktree. A lack of integrity with Oaktree or with Oaktree's clients will not be tolerated.

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Compliance with Laws and Regulations

All employees are expected to be familiar and comply with the laws and regulations applicable to their day to day responsibilities, including federal securities laws and regulations. If you have any questions with respect to any such law or regulation, you should consult Oaktree's Compliance Manual, the Chief Compliance Officer or one of the Approving Officers listed on Exhibit A. If you become aware of any violations of this Code, you must report them. See Article IX of this Code for further discussion.

11. PERSONAL INVESTMENT TRANSACTIONS POLICY

Laws, including the insider trading laws described in Article I11 of this Code of Ethics, and ethical standards impose on Oaktree and its employees duties to avoid conflicts of interest between their personal transactions and investment transactions Oaktree makes on behalf of its clients. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. This policy governs your investments in securities. "Securities” include any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other derivative products and interests in privately placed offerings, limited partnerships or other entities. The following personal investment transactions policies are designed to reduce the possibilities for such conflicts and/or inappropriate appearances, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

Except as otherwise noted, Oaktree's restrictions on personal investment transactions apply to all Access Persons. "Access Persons" include all Oaktree members, principals, managing directors, officers and employees except certain persons specified by the Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Oaktree, and (ii) do not have access to information about the day-to-day investment activities of Oaktree. Every employee should consider himself or herself an Access Person unless otherwise specifically exempted pursuant to Article VIII of this Code of Ethics by the "Approving Officers", who are listed on Exhibit A attached hereto.

General Principles Regarding Securities Transactions of Access Persons

No Access Person may purchase or sell, directly or indirectly, for his or her own account, or any account in which he or she may have a beneficial interest:

•	Any security (or related option or warrant) that to his or her knowledge Oaktree is
•	buying or selling for its clients, until such buying or selling is completed or canceled.
•	Any security (or related option or warrant) that to his or her knowledge is under
•	active consideration for purchase or sale by Oaktree for its clients.
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The term "beneficial interest" is defined by rules of the SEC. Generally, under the SEC rules, a person is regarded as having a beneficial interest in securities held in the name of:

•	A husband, wife or a minor child;
•	A relative sharing the same house;
•	Anyone else if the Access Person:
(i) obtains benefits substantially equivalent to ownership of the securities;
(ii) can obtain ownership of the securities immediately or at some future time; or
(iii) can vote or dispose of the securities.

If you act as a fiduciary with respect to a fund or account managed outside of Oaktreem(for example, if you act as the executor of an estate for which you make investment decisions), you have a beneficial interest in the assets of that fund or account. Accordingly, any securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions set forth herein. You should review the restrictions on your availability to act as a fiduciary outside of Oaktree set forth under "Outside Activities -Fiduciary Appointments".

Preclearance Procedures

Each Access Person must obtain preclearance for any personal investment transaction in a security (other than an Exempt or Reportable Security) if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security. "Exempt Securities" and Reportable Securities" are securities (or securities obtained in transactions) described under "Securities or Transactions not subject to certain Personal Investment Transactions Policies".

You must obtain preclearance for all securities transactions (except those in Exempt and Reportable Securities), including the writing of an option to purchase or sell a security, by completing and signing the Request for Prior Approval of Personal Investment Transactions Form provided for that purpose by Oaktree and by obtaining the signature of the Chief Compliance Officer or, if not available, any Approving Officer. You will be required to make certain certifications each time you trade a security, including that you have no knowledge that would violate the general trading principles set forth above. A sample copy of the Request for Prior Approval of Personal Investment Transactions Form is attached in Exhibit B. Since the form may change over time, you should ask the Chief Compliance Officer or an Approving Officer for supplies of the current form. A copy is also available on the Oaktree intranet site (Oaktreenet).

Preclearance will be given on the day you request it under normal circumstances. You must complete an approved securities transaction by the end of the business week in which you obtain the approval (for example: assuming a regular business week, whether you obtain approval on Monday or Wednesday you have until the close of business on that Friday to execute the transaction). If the transaction is not completed prior to the end of the business week, you must obtain a new

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preclearance, including one for any uncompleted portion of the transaction. Post-approval is permitted under this Code of Ethics. If Oaktree determines that you completed a trade before approval or after the clearance expired, you will be deemed to have violated this Code. After the first such violation, you will typically receive a warning. Upon the second such violation, a 30 day trading suspension will typically be imposed on your personal trading privileges. If any additional violations occur, the sanctions to be imposed will be determined by the Chief Compliance Officer and others as considered necessary at that time.

Trading Restrictions

In addition to the more general restrictions discussed above, Oaktree has adopted other restrictions on personal investment transactions.

No Access Person may:

•

Acquire any non-exempt security in an initial public offering (IPO). (Moreover, under NASD rules and SEC staff interpretations, you may also be prohibited from participating in any public offering that is a "hot issue".)

•

Purchase or sell, directly or indirectly, for his or her own account or for any account in which he or she may have a beneficial interest, any security that is subject to a firm-wide restriction or a relevant department restriction, unless such transaction is subject to an exemption and is pre-approved by the Chief Compliance Officer or, if not available, any Approving Officer.

•	Enter into a short sale transaction or purchase a put option on any security of an issuer for which a position is held long in an Oaktree client account.
•

Purchase securities offered in a private placement (other than those offered by Oaktree) except with the prior approval of the Chief Compliance Officer or, if not available, any Approving Officer. In considering approval, the Chief Compliance Officer or Approving Officer will take into consideration, among other factors, whether the investment opportunity you have been offered should be reserved for Oaktree's clients. If you or your department want to purchase on behalf of an Oaktree client the security of an issuer or its affiliate where you have a beneficial interest in the securities of that issuer through a private placement, you must first disclose your interest to the Chief Compliance Officer or Approving Officer. In such event, the Chief Compliance Officer or Approving Officer will independently review the proposed investment decision. Written records of any such circumstances should be sent to the Chief Compliance Officer.

No portfolio manager, investment analyst or securities trader may:

•

Purchase or sell any security for his or her own account, or any account in which he or she may have a beneficial interest, for a period of seven (7) days before or seven (7) days after that security is bought or sold on behalf of any Oaktree client for which they are involved in the investment decision making process. Violation of this prohibition will require reversal of the transaction and any resulting profits will be subject to disgorgement at the discretion o f the Approving Officers.

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No portfolio manager, investment analyst or securities trader:

•

Who provides investment advice to the Vanguard Convertible Securities Fund, Inc. may profit from the purchase and sale, or sale and purchase, of the same (or related securities) within 60 calendar days. The securities subject to this prohibition are those securities owned or that might reasonably be considered by such fund (including underlying equity securities). The foregoing also applies to short transactions. Violation of this prohibition will require reversal of the transaction and any resulting profits will be subject to disgorgement at the discretion of the Approving Officers.

Securities or Transactions not subject to certain Personal Investment Transaction Policies

The following securities and any associated transactions are exempt from both the preclearance and reporting requirements of the personal investment transactions policy ("Exempt Securities"):

(a)	Direct Obligations of the U.S. Government (i.e., treasury securities)
(b)	Bank Certificates of Deposit.
(c)	Bankers' Acceptances.
(d)	Commercial Paper.
(e)	High quality short-term debt obligations, including repurchase agreements.
(f)	Shares issued by money market funds.
(g)	Shares issued by open-end investment companies (mutual funds), except those of the Vanguard Convertible Securities Fund, Inc.
(h)	Shares issued by unit investments trusts that are invested exclusively in one or more open-end funds, except those of the Vanguard Convertible Securities Fund, Inc.
(i)	Limited partnership interests in Oaktree-sponsored limited partnerships (not reportable given that Oaktree maintains investor lists and transaction records for such investments).
(j)

Securities purchased on behalf of an Access Person for an account over which the Access Person has no direct or indirect influence or control (i.e. those done through a managed account or blind trust).

The following securities and any associated transactions are exempt from the preclearance procedures but not the reporting requirements (':Reportable Securities") as the likelihood of a conflict of interest with any of Oaktree's investment activities is considered low:

(a)	Municipal bonds
(b)	Debt obligations issued by foreign governments
(c)	Auction-rate money market instruments
(d)	Exchange Traded Funds that are based on a broad-based securities index (e.g., Qubes (aka QQQ), SPDRs, iShares)
(e)

Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)	Futures and options on currencies or on a broadbased securities index
(g)	Nonfinancial commodities (i.e., pork belly contracts).
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(h)	Assignment of an option position or exercise of an option at expiration.
(i)	Securities purchased through an automatic dividend reinvestment plan.

It is not necessary to preclear personal transactions for any Exempt or Reportable Securities or transactions. However, it still is necessary to include Reportable Securities positions and transactions in the quarterly transaction reports or annual securities holdings list, as applicable. Personal investment transactions in Exempt and Reportable Securities are still subject to Oaktree's policy on inside information.

Reporting of Transactions

For securities and transactions in an account over which the Access Person has no direct or indirect influence or control (i.e. those done through a managed account or blind trust,); as long as Oaktree is receiving the monthly or quarterly personal brokerage account statements directly from your broker who maintains discretion for the account(s) there is no need to include them in the quarterly transactions or annual holdings reports described below.

Quarterly Reports. All Access Persons must file with the Chief Compliance Officer quarterly reports of personal investment transactions by the 30th day of January, April, July and October (i.e. by the 30th day following the calendar quarter month-end). In each quarterly report, the Access Person must report all personal investment transactions in which he or she has a beneficial interest and which were transacted during the quarter other than those in Exempt Securities. Even Access Person must file a quarterly report when due even if such person made no purchases or sales of securities during the period covered by the report. You are charged with the responsibility for making the quarterly reports. Any effort by Oaktree to facilitate the reporting process does not change or alter that responsibility. The report must be on the form provided by Oaktree. A sample of the Oaktree form as of this date is attached. Since the form may change over time, you should ask the Chief Compliance Officer for supplies of the current form. A copy is also available on the Oaktree intranet site (Oaktreenet).

Annual Reports. All Access Persons must also complete an Annual Holdings Report along with the quarterly report due by the 30Ih day in January. This report must include a listing of all securities in which you have a beneficial interest as of the 45 days preceding the filing date of the report, other than Exempt Securities. Oaktree will require all new employees to provide a listing of all securities holdings within 10 days of the commencement of employment.

Broker Statements and Trade Confirmations. All Access Persons are required to direct brokers of accounts in which they have a beneficial interest to supply to Oaktree, on a timely basis, duplicate copies of trade confirmations and copies of periodic broker account statements stating the name of your account and account number., To maximize the protection of your privacy, you should direct your brokers to send this information to:

Oaktree Capital Management, LLC

333 South Grand Avenue, 28thF1.

Los Angeles, California 90071

Attn: Chief Compliance Officer

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You should provide a list of all your brokerage accounts to the Chief Compliance Officer in the form of Exhibit H attached hereto. If you have any questions about the Personal Investment Transactions Policy, call or see the Chief Compliance Officer.

Reviewing of Transactions

The Compliance Department is charged with the responsibility of reviewing requests for approval to trade in securities and for performing reconciliations between such approvals and the broker confirmations and statements. Such procedures are further outlined in Section 6 "Employee Compliance/Code of Ethics" of Oaktree's Compliance Manual.

111. POLICY STATEMENT ON INSIDER TRADING

General

The federal prohibition against insider trading stems from the general antifraud provisions of the Securities Exchange Act of 1934 and the Investment Advisers Act of 1940. The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") amended both of those acts by adding specific provisions designed to detect and deter insider trading and to impose stiffer sanctions upon violators and persons who "control" violators, such as their employers.

ITSFEA requires all registered investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of material nonpublic information by their employees or associated persons. ITSFEA also imposes liability upon "controlling persons," i.e., employers and individual supervisors if the controlling person knew of or recklessly disregarded the fact that the "controlled person," i.e., employee or associated person, was likely to engage in the misuse of material inside information and failed to take appropriate steps to prevent it.

The professionals and staff of Oaktree occasionally come into possession of material, non-public information (sometimes called "inside information "). Various state and federal laws, regulations and court decisions, as well as general ethical and moral standards, impose certain duties with respect to the use of such information. The violation of those duties could subject both Oaktree and the individuals involved to serious civil and criminal penalties and the resulting damage to reputation. For the purpose of this policy statement, the reference to "company" includes partnerships, trusts or any entity which issues securities.

Moreover, within an organization or affiliated group of organizations, courts may attribute one employee's knowledge of inside information to any other employee or group that later trades in the affected security, even if there had been no communication of actual knowledge. Thus, by buying or selling a particular security in the normal course of business, Oaktree personnel, other than those with actual knowledge of inside information, could inadvertently be subjecting Oaktree to liability.

The risks in this area can be significantly reduced through the conscientious use of a combination of trading restrictions and information barriers designed to confine non-public information to a given group or department (so-called "Information Walls"). One purpose of this Policy Statement is to establish a workable procedure for applying these techniques in ways that offer significant protection

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to Oaktree and its personnel, while providing flexibility to carry on Oaktree's investment management activities.

Oaktree Policy on Insider Trading

No Access Person may buy or sell a security (or a related option or warrant) in a company, either for themselves or on behalf of others, while in possession of material, non-public information about the company, whether that company is owned by any of Oaktree's funds or account or not. In addition, Access Persons may not communicate material, non-public information to others who have no business need to know.

What is Material Information?

Information is "material" when a reasonable investor would consider it important in making an investment decision. Generally, this is information whose disclosure might reasonably be expected to have an impact on the price of a company's securities. Dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments are some examples of material information. These prohibitions apply not only to the securities of the issuers to which the inside information is directly related but also to any other securities (for example, securities of companies in the same industry) that may reasonably be expected to be materially affected by a public disclosure of the inside information. (For example, material inside information regarding Microsoft could make it improper to trade in Novel1 or IBM.)

What is Non-Public Information?

Information is "public" a reasonabIe time after it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the Street Journal or some other publication of general circulation. Information remains non-public until a reasonable time elapses after it is disseminated.

Tipping Non-Public Information

If you possess material non-public information about a particular security or the market for the security, you may not disclose or tip that information to others except on a "need-to-know" basis. You must not discuss such information acquired on the job with friends, relatives, spouses, clients, or anyone else outside of Oaktree.

Inside Information Procedures

First Steps. Before executing any trade for yourself or others, including clients of Oaktree, you must determine whether you have access to material, non-public information. If you believe you have received oral or written materia1 non-public information, you should discuss the situation immediately with the Chief Compliance Officer or an Approving Officer. You should not discuss the information with anyone else within or outside of Oaktree, except as necessary to conduct

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Oaktree business. The Chief Compliance Officer or such Approving Officer will, with the assistance of counsel as required, determine whether the information is of a nature requiring restrictions on use and dissemination.

Handling of Inside Information. If the Chief Compliance Officer or an Approving Officer determines that information available to Oaktree requires restrictions on its use and dissemination, the following procedures will apply:

The Chief Compliance Officer or Approving Officer will immediately place a "Department Restriction" on the affected securities. This would bar any purchases or sales of such securities (i) for the finds or accounts managed by the department which obtained the inside information and (ii) by any Access Person in that department for his or her personal account.

In addition, the Chief Compliance Officer or Approving Officer will either (i) place a "Firm- Wide Restriction" on the affected securities, which would bar any purchases or sales of the securities by any department or person with Oaktree, or (ii) elect to maintain an "Information Wall" between departments, which would bar the dissemination of the information outside the department to which it came (leaving the department restriction in place, but allowing other departments not in possession of the inside information to trade in the affected securities). Where senior executive officers, or other persons who do not readily fit within a department, receive inside information, the Chief Compliance Officer or an Approving Officer (subject to an analysis of the specific facts) will decide upon the appropriate restriction.

Inadvertent Communications. If inside information is communicated to another department (inadvertently or otherwise) in violation of this Policy Statement, the foregoing procedures will apply to such other department in the same manner as they are applied to the department that originally received the information.

Lifting Restrictions. Once inside information becomes public, or is judged to be no longer material, the Chief Compliance Officer or an Approving Officer may lift the trading and information restrictions.

For further discussion regarding Oaktree's procedures with respect to the distribution and maintenance of the Firm-Wide Restricted Securities List and Information Walls please see Section 6 "Employee Compliance/Code of Ethics" of the Oaktree Compliance Manual.

IV. GIFTS. PAYMENTS. AND PREFERENTIAL TREATMENT

Gifts and Entertainment

A conflict of interest arises when the personal interests of an employee interferes or potentially interferes with their responsibilities to Oaktree and its clients. Thus employees may not solicit or accept gifts, favors, entertainment, special accommodations, or other items having a value that might reasonably be expected to inappropriately influence their decision-making process.

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Gifts Received by Employees

No employee should solicit, receive, or participate in any arrangement leading to an inappropriate gift to himself or herself, relatives, or friends, or any business in which any of them have a substantial interest, in consideration of past, present or prospective business conducted with Oaktree. As a general rule, you should not accept gifts of more than de minimis value from present or prospective clients, providers of goods or services or others with which Oaktree has dealings. While there is no absolute definition of de minimis, you should exercise good judgment to assure that no gift that is excessive in value is accepted. You should immediately report any offer of an improper gift to the Chief Compliance Officer.

The term "gift" includes, but is not limited to, substantial favors, money, credit, special discounts on goods or services, free services, loans of goods or money, entertainment events, trips, hotel expenses, entertainment food or beverages, or anything else of value. Gifts to an employee's immediate family are included in this policy. The receipt of cash gifts or gifts of securities is absolutely prohibited.

Gifts and Entertainment Given by Employees

It is acceptable for you to give gifts or favors of nominal value to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment. Entertainment of clients andlor business associates that is reasonable and appropriate for the circumstances is also acceptable. You should check with the Chief Compliance Officer before providing entertainment to an employee of a governmental agency (whether federal, state or municipal).

Reporting of Gifts and Entertainment

All employees will be required to report the receipt of gifts valued at $50.00 or more and their attendance at any entertainment event or conference (other than normal and customary business meals) given or sponsored by anyone with whom Oaktree does business. Reporting of such items will be accomplished through a quarterly form, a sample of which is attached.

Political Contributions

It is the policy of Oaktree to comply fully with federal and state election campaign laws. You are responsible for monitoring your own political contributions to be certain that they comply with all applicable laws. Employees are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with governmental entities.

All employees will be required to report on a quarterly basis and as may be requested from time to time the giving of campaign contributions, monetary or in-kind benefits, charitable contributions and gifts, meals and entertainment to, or for the benefit of, among others, any government official, candidate running for office, political party, or legislative leadership or political action committee. Quarterly reporting of such items will be accomplished through a form, a sample of which is attached.

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Other Codes of Ethics

You should be aware that sometimes a client imposes more stringent codes of ethics than those set forth above. If you are subject to a client's code of ethics, you should abide by it.

V. OUTSIDE ACTIVITIES

Outside Employment

Each employee is expected to devote his full time and ability to Oaktree's interests during regular working hours and such additional time as may be properly required. Oaktree discourages employees from holding outside employment, including consulting. If you are considering taking outside employment, you must submit a written request to your Department Head. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed. If your Department Head approves your request, it will be submitted to the Chief Compliance Officer or an Approving Officer for final approval.

An employee may not engage in outside employment that: (a) interferes, competes, or conflicts with the interests of Oaktree; (b) encroaches on normal working time or otherwise impairs performance; (c) implies Oaktree's sponsorship or support of an outside organization; or (d) reflects directly or indirectly adversely on Oaktree. The firm's policy prohibits outside employment in the securities brokerage industry. Employees must abstain from negotiating, approving or voting on any transaction between Oaktree and any outside organization with which they are affiliated, whether as a representative of Oaktree or the outside organization, except in the ordinary course of their providing services for Oaktree and on a fully disclosed basis.

If you have an approved second job, you are not eligible to receive compensation during an absence from work which is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn.

Service as Director

Each employee needs to obtain approval of (a) the employee's Department Head or portfolio manager to serve as a director, or in a similar capacity, of a portfolio company of Oaktree managed funds and accounts and (b) the employee's Department Head and the Chief Compliance Officer or an Approving Officer to serve as a director, or in similar capacity, in all other circumstances. You do not need approval to serve on the board of a private family corporation or any charitable, professional civic or nonprofit entities that are not clients of Oaktree and have no business relations with Oaktree. If you receive approval, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as Information Wall procedures or placing securities of the company on a restricted list. Oaktree may withdraw approval if senior management concludes that withdrawal is in Oaktree's interest. Also, if you serve in a director capacity which does not require approval but circumstances later change which would require such approval (e.g., the company enters into business relations with Oaktree or becomes a client), you must then get approval. See the attached sample of a Report on Outside Directorships which you should use to seek any approval.

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You should consult with the Chief Compliance Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

Fiduciary Appointments

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without the prior approval of the Chief Compliance Officer or an Approving Officer. This policy does not apply to appointments involving personal or family estate planning or service on the board of a charitable, civic, or nonprofit company where the Access Person does not act as an investment adviser for the entity's assets or has no control or limited input in the investment decision for such entity's assets. Securities traded by you as a fiduciary will be subject to the Oaktree Personal Investment Transactions Policy.

Compensation, Consulting Fees and Honorariums

If you have received proper approval to serve in an outside organization or to engage in other outside employment, you may retain all compensation paid for such service unless otherwise provided by the terms of the approval. You may not retain compensation received for services on boards of directors or as officers of corporations where you serve in the course of your employment activities with Oaktree. However, you may retain honorariums received by you for publications, public speaking appearances, instructional courses at educational institutions, and similar activities. You should direct any questions concerning the permissible retention of compensation to the Chief Compliance Officer or an Approving Officer.

Participation in Public Affairs

Oaktree encourages its employees to support community activities and political processes. Normally, voluntary efforts take place outside of regular business hours. If voluntary efforts require corporate time, you should obtain prior approval from your Department Head. If you wish to accept an appointive office, or run for elective office, you must first obtain approval from your Department Head and then the Chairman. You must campaign for an office on your own time and may not use Oaktree property or services for such purpose without proper reimbursement to Oaktree.

In all cases, employees participating in political activities do so as individuals and not as representatives of Oaktree. To prevent any interpretation of sponsorship or endorsement by Oaktree, you should not use either the Oaktree name or its address in material you mail or funds you collect, nor, except as necessary in biographical information, should Oaktree be identified in any advertisements or literature.

Sewing as Treasurer of Clubs, Churches, Lodges

An employee may act as treasurer of clubs, churches, lodges, or similar organizations. However, you should keep funds belonging to such organizations in separate accounts and not commingle them in any way with your personal funds or Oaktree's funds. You should consult with the Chief Compliance Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

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Any other outside activity or venture that is not covered by the foregoing, but that may raise questions, should be cleared with the Chief Compliance Officer or an Approving Officer.

VI. OTHER EMPLOYEE CONDUCT

Personal Financial Responsibility

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from clients, or from providers of goods or services with whom Oaktree deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

Taking Advantage of a Business Opportunity that Rightfully Belongs to Oaktree

Employees must not take for their own advantage an opportunity that rightfully belongs to Oaktree or its clients. Whenever Oaktree has been actively soliciting a business opportunity, or the opportunity has been offered to it or Oaktree's funds, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Oaktree and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

•	Selling information to which an employee has access because of hisker position.
•	Acquiring any security or asset that Oaktree is known to be considering or that is within the focus of an Oaktree investment strategy.
•	Receiving a commission or fee on a transaction which would otherwise accrue to Oaktree.
•	Diverting business or personnel from Oaktree.

Corporate Property or Services

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to Oaktree, unless approved by the General Counsel or Chief Financial Officer. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes are also prohibited. This would include the use of inside counsel for personal legal advice absent approval from the General Counsel or use of outside counsel for personal legal advice at Oaktree's expense.

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Use of Oaktree Stationery

It is inappropriate for employees to use official corporate stationery for personal correspondence or other non-job-related purposes.

Giving Advice to Clients

Oaktree cannot practice law or provide legal advice. You should avoid statements that might be interpreted as legal advice. You should refer questions in this area to the General Counsel of Oaktree. You should also avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility or as otherwise required in the ordinary course of your duties.

VII. CONFIDENTIALITY

All information relating to past, current and prospective clients is highly confidential and is not to be disclosed or discussed with anyone outside Oaktree under any circumstance, unless permitted as outlined in Section 13 "Privacy of Client Information" of Oaktree's Compliance Manual. One of the most sensitive areas in Oaktree's daily business activities involves information regarding clients, investment plans or programs and possible or actual securities transactions by Oaktree. As such the information regarding Oaktree's clients which should be kept confidential includes; but is not limited to, the client's financial circumstances, the client's security holdings, and any investment advice furnished to the client by Oaktree. Consequently, all employees will be required to sign and adhere to a Confidentiality Agreement (Exhibit D).

VIII. EXEMPTIVE RELIEF

The Chief Compliance Officer and the Approving Officers will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained in this Code of Ethics which is claimed to cause a hardship for such Access Person or which may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis, as such officers determine. Exemptions from Access Person status may also be granted to any person or class of persons such officers determine do not warrant such status. Under appropriate circumstances, the Chief Compliance Officer or any of the Approving Officers may authorize a personal transaction involving a security subject to actual or prospective purchase or sale for Oaktree clients, where the personal transaction would be very unlikely to affect the market for such security, where the Oaktree officer or employee is not in possession of inside information, or for other reasons sufficient to satisfy such officers that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety. Such officers may meet, as deemed necessary, to discuss any such written request by an Access Person, which states the basis for his or her request for relief. Any such approval shall be appropriately documented and maintained by the Compliance Department.

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IX. REPORTING OF VIOLATIONS AND SANCTIONS

Any violation of the Code must be promptly reported to the Chief Compliance Officer, or if unavailable an Approving Officer. Any such reports will be treated confidentially and investigated promptly and appropriately. All employees are encourage to seek advice from the Chief Compliance Officer or any Approving Officer with respect to any action or transaction which may violate the Code and should refrain from any action or transaction which might lead to the appearance of a violation.

Upon discovering a violation of this Code, Oaktree may impose such sanctions as it deems appropriate, including, but not limited to, a reprimand (orally or in writing), a reversal of any improper transaction and disgorgement of the profits from the transaction, demotion, and suspension or termination of employment.

X. RECORDKEEPING

In addition to the records required by the Personal Investment Transactions Policy outlined under Article I1 of this code, under Investments Advisers Act Rule 204A-1 Oaktree is required to maintain the following records with respect to the Code:

•	A copy of each Code in effect at any time for the past five years;
•	A record of any violation of the Code and any resulting action taken for five years fiom the date such violation occurred;
•	A record of all written acknowledgements of receipt of the Code and any amendments made thereto by all Access Persons;
•	A list of the names of persons who are currently or within the past five years were Access Persons;
•	A record of any exemption or waiver from the provisions of the Code granted to any Access Person; and
•	A record of the annual review of the Code to determine the adequacy and effectiveness of its implementation.

The Compliance Department is responsible for maintaining the documentation outlined above and such recordkeeping procedures are discussed further in Section 6 "Employee Compliance/Code of Ethics" of Oaktree's Compliance Manual.

XI. ANNUAL COMPLIANCE CERTIFICATION

Oaktree will require all Access Persons and Oaktree directors to certify annually that (i) they have received, read and understand the terms of this Code of Ethics and recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of this Code, including but not limited to the personal investment transactions policies contained in this Code.

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EMPLOYEE CERTIFICATION

I have received, read and understand the terms of the Code of Ethics of Oaktree Capital Management, LLC, effective May 1, 1995, as amended in February 2006. I recognize the responsibilities and obligations to which I am subject under the Code of Ethics and hereby agree to observe and comply with those responsibilities and obligations.

(Signature)	(Date)

(Print Name)

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